Exhibit 10.2



ASBURY AUTOMOTIVE ARKANSAS, L.L.C.

March 21, 2005

Thomas F. McLarty, III
1775 Pennsylvania Avenue NW
Suite 450
Washington D.C. 20006

Dear Mr. McLarty:

         We are pleased that you have agreed to provide your services to Asbury Automotive Arkansas L.L.C. (the "Company") in the capacity as Chairman. This Letter Agreement sets forth the agreed upon amendments and modifications to the existing employment and consulting agreement among you, McLarty Companies, Inc. ("McLarty Companies"), Asbury Automotive Group L.L.C. ("Asbury Group") and the Company (collectively, "the parties") dated May 1, 2002 (the "May 2002 Agreement"). The modifications and amendments to the May 2002 Agreement as set forth in this Letter Agreement shall be deemed effective February 1, 2005.

         1. Satisfaction of Obligations under May 2002 Agreement. The Company agrees to pay you, and you agree to accept the sum of, $1,300,000 (1), which amount you agree satisfies any and all monetary and non-monetary obligations the Company (or any parent, affiliate or subsidiary thereof) and Asbury Group may owe you (individually or in your capacity as a consultant) or McLarty Companies under the terms of the original May 2002 Agreement, said payment to be made on or before March 31 , 2005. All authorized deductions required or permitted by state and federal law shall be deducted from the payment made to you under this Paragraph 1.

         2. Termination of Consulting Services Agreement. In further consideration of the payment set forth in Paragraph 1 above, you, acting in your individual capacity and on behalf of McLarty Companies as its duly authorized agent, hereby agree that any and all agreements between yourself, McLarty Companies and Asbury Group, including but not limited to Asbury Group's agreement to retain the consulting services of yourself and McLarty Companies, whether written, oral or otherwise, are hereby null, void and of no further legal effect. The parties agree that all references to consulting services, consulting fees, consulting agreements, the "Asbury Services", the "Asbury Term", the "Asbury Board", the "Asbury Consulting Fee", "Consulting Fees" or "Consulting Firm's Fees", the "Consulting Firm" and the "Asbury Arrangements" in the original May 2002 Agreement are stricken and deleted in their entirety.

         3. Title; Parties to the Agreement. The May 2002 Agreement shall be renamed "Employment Agreement". In addition, effective February 1, 2005 McLarty Companies and Asbury Group shall no longer be considered parties to the May 2002 Agreement.

         4. Term; Services to be Provided. The parties agree that Paragraph 2 of the original May 2002 Agreement is deleted in its entirety and replaced with the following:

                  2(a). Term of Employment. The Employment Agreement shall commence as of February 1, 2005 (the "Effective Date"), and shall remain in effect until the fifth anniversary of the Effective Date (the "Term") unless sooner terminated pursuant to the provisions of Section 6 hereof.

                  2(b). Position and Duties. During the Term, McLarty will be employed by the Company in the position of Chairman. As Chairman, McLarty will be expected to provide general advice regarding the operations of the Company, as well as such additional responsibilities as may be assigned from time to time consisitent with the position of Chairman as described herein (hereinafter, "Company Services"). McLarty agrees and recognizes that, in his capacity as Chairman, he is not an officer or director of the Company and has no independent authority to conduct business on behalf of or to enter into any agreement that may be legally binding on the Company or any of its parents, affiliates or subsidiaries. Notwithstanding the foregoing, the terms of McLarty's employment will not require him to spend any period of time in excess of three days away from the businesses operated or owned by the Company other than in connection with incidental or routine trips. In his position as Chairman, McLarty agrees to devote all such skill, knowledge and working time as reasonably required to carry out his obligations under this agreement, which the parties acknowledge shall not constitute full-time employment.

         5. Compensation and Consulting Fees. The parties agree that Paragraph 3 of the original May 2002 Agreement is deleted in its entirety and replaced with the following:

                  3. Compensation. During the Term, the Company shall pay McLarty an annual salary in the amount of $100,000.00 ("Company Salary"). All authorized deductions required or permitted by state and federal law shall be deducted from all payments made to you under this Paragraph 3. In addition, all payments made under this Paragraph 3 shall be paid in accordance with the Company's normal payroll procedures. The parties agree that, other than the compensation set forth in this Paragraph 3, no further compensation shall be paid to you during the Employment Term.

         6. Benefits. The parties agree that Paragraph 4 of the original May 2002 Agreement shall be deleted in its entirety and replaced with the following:

                  4. Benefits. During the Term:

                           (a) McLarty shall be entitled to participate in all
life insurance, medical insurance, disability insurance and other benefits that may be provided to Company employees from time to time, subject to the terms and eligibility requirements of the controlling plan(s) document(s)

                           (b) The Company agrees to pay you a total of
$3,300.00 per month as reimbursement for all lease, rent, utilities and common area and maintenance expenses, and any and all other miscellaneous office expenses, relating to your office space.

                           (c) The Company will permit you to hire and/or retain
one (1) executive assistant. The Company agrees to pay a total base salary of approximately $30,000 for this position, plus all benefits that similar full-time employees of the Company may be eligible to receive and/or participate in, subject to the terms and eligibility requirements of the controlling benefit plan(s) document(s).

                           (d) The Company agrees to continue to pay the monthly
leasing costs associated with the two (2) leased vehicles, provided, however, that McLarty shall be responsible for insuring these vehicles.

         7. Expenses. The parties agree that Paragraph 5(b) of the original May 2002 Agreement shall be deleted in its entirety.

         8. Termination of Agreement. The parties agree to the following amendments to Paragraph 6 of the original May 2002 Agreement:

                  a. Termination for Cause. The parties agree that Paragraph 6(b)(ii) of the original May 2002 Agreement shall be deleted in its entirety.

                  b. Termination Without Cause. The parties agree that Paragraph 6(c)(ii) of the original May 2002 Agreement shall be deleted in its entirety.

                  c. Termination by McLarty. The parties agree that Paragraph 6(d)(ii) of the original May 2002 Agreement shall be deleted in its entirety.

                  d. Payments Upon Certain Terminations of the Provision of Company Services. The parties agree that Paragraph 6(f)(ii) of the original May 2002 Agreement is deleted in its entirety, provided, however, that in the event of your death or disability as set forth in Paragraph 6(a) of the original May 2002 Agreement, the Company agrees to pay you your full base salary through the Date of Termination.

                  e. Payments Upon Certain Terminations of the Provision of Asbury Services. The parties agree that Paragraph 6(g) of the original May 2002 Agreement shall be deleted in its entirety.

         9. Covenant Not to Compete. The parties agree that Paragraph 7 of the original May 2002 Agreement shall be deleted in its entirety and replaced with the following:
                  7. Covenant Not to Compete. (a) So long as McLarty's employment hereunder shall continue, or as otherwise expressly consented to, approved or otherwise permitted by the Company in writing, and to the fullest extent permitted under applicable law, McLarty shall not, directly or indirectly engage in, participate in, represent in any way or be connected with, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly traded corporation) or otherwise (the "Restricted Activities"), any business similar to the Business (as defined in the Exchange Agreement, dated as of August 4, 1998 (as amended by Amendment No. 1, dated as of February 23, 1999, among McLarty, the Company and the other persons named therein ("the Exchange Agreement")) within 80 miles of any retail motor vehicle dealership currently owned by the Company within the State of Arkansas, competing with the Business.

                  (b) Upon the termination of McLarty's employment, the following provisions shall apply:

                  (i) In the event McLarty's employment is terminated pursuant to Sections 6(c) or 6(d) of this Agreement and the severance provisions of
Section 6(f)(i) apply, the provisions of Section 7(a) shall continue in effect from the Date of Termination through the remainder of the Term; provided, however, that in the event that McLarty waives his right to receive severance payment pursuant to Section 6(f)(i), the Provisions of section 7(a) shall terminate upon the Date of Termination.

                  (ii) In the event McLarty's employment is terminated by the Company pursuant to Section 6(b) of this Agreement, or McLarty terminates his employment with the Company without Good Reason (as defined in Section 6(d)(iii) above), the provisions of Section 7(a) shall continue in effect for a period of one (1) year following the Date of Termination.

                  (iii) In the event McLarty's employment terminates due to the expiration of this Agreement, the provisions of Section 7(a) shall no longer apply as of the date McLarty actually stops performing services for the Company.

                  (iv) In the event Sections 7(b)(i) or 7(b)(ii) are triggered by the termination of McLarty's employment with the Company, McLarty agrees to disclose in writing to the Company the name, address and type of business conducted by any proposed new employer within ten (10) business days of commencing employment with the new employer.

         10. Entire Agreement, Amendment and Assignment. The original May 2002 Agreement, as modified and amended by this Letter Agreement, constitutes the sole agreement between McLarty and the Company and supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of the original May 2002 Agreement or this Letter Agreement shall be binding unless in writing and signed by both you and the Company, and agreed to in writing by the Chief Executive Officer of Asbury Group. No waiver of any rights under the original May 2002 Agreement or this Letter Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of the original May 2002 Agreement and this Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. You further agree and recognize that your duties and responsibilities are of a personal nature and, therefore, cannot in any respect be assigned or delegated.

         If the terms as set forth above are acceptable to you, please sign in the space provided below and return the original to Phil Johnson, Vice President, Human Resources at the above-referenced address. Please retain a copy for your records. If you have any questions regarding the terms and conditions set forth herein, please do not hesitate to contact Mr. Johnson.


Sincerely,

ASBURY AUTOMOTIVE ARKANSAS L.L.C.


/s/  J. Gordon Smith
----------------------------
By:   J. Gordon Smith
Title:  Vice President

Dated: March 21, 2005


Agreed and accepted, this 21st day of March 2005,

ASBURY AUTOMOTIVE GROUP L.L.C.


/s/  Kenneth B. Gilman
----------------------------
By:   Kenneth B. Gilman
Title:President and CEO

Dated: March 21, 2005


Agreed and accepted, this 21st day of March  2005,

MCLARTY COMPANIES, INC.
----------------------------
By:   Thomas F. McLarty, III
Title:

Dated: March 21, 2005


Agreed and accepted, this 21st day of March 2005,

/s/  Thomas F. McLarty, III
--------------------------
Thomas F. McLarty, III

(1) Assumes payments under prior agreement are made through January 2005. Lump sum payment amount will be adjusted for any monthly payments made after January 2005 that are in excess of amounts due under this agreement.